UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Stephen A. Littleton
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, Texas 75039-2298	and Corporate Secretary

May 13, 2020

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

RE: 2020 Glass Lewis Proxy Report Feedback Statement

We appreciate the opportunity to participate in Glass Lewis’ Report Feedback Statement Service. We commend Glass Lewis for its commitment to providing accurate, reliable, transparent, and timely data to shareholders, and its leadership in developing an additional avenue for shareholder engagement through this service. We are pleased to join with Glass Lewis in this effort by providing the information below regarding specific proposals in our 2020 proxy statement to facilitate informed voting decisions by our shareholders. For more information, our proxy statement can be found online at www.exxonmobil.com/proxymaterials.

The ExxonMobil Board and management believe ongoing engagement with our shareholders is vitally important. We understand the importance of keeping shareholders informed about the business, understanding shareholder perspectives, and addressing areas of interest. Shareholder input is taken seriously by the Board and management, and is used to shape ExxonMobil’s future. Our Board was responsive to shareholder input this year by enhancing the authorities of and oversight by our Lead Director; ExxonMobil management was similarly responsive to shareholder feedback in enhancing disclosures for executive compensation, lobbying and political contributions in our proxy statement and on our website, and in designing our 2020 Energy & Carbon Summary to, for example, provide detail on addressing physical asset risk.

ExxonMobil’s engagements with shareholders at large have increased each year for the last five years. In 2019, we held more than 85 engagements with investors, pension funds, and other organizations on environmental, social and governance issues. In the last calendar year, we engaged in outreach to shareholders owning 1.4 billion shares, or about 34% of total outstanding shares and 58% of shares held by institutional shareholders. Individuals at all levels of our organization were included in these engagements, from our subject matter experts to our Directors. The number of Board level engagements increased in 2019, for the second straight year; in 2019, Directors participated in six engagements, with over a dozen institutional shareholders. ExxonMobil expects to increase the number of Board engagements again in 2020.

Independent Chair:

While we recognize that Glass Lewis believes an independent chairman is “nearly always” preferable, we are confident that ExxonMobil’s long-term shareholders derive significant benefits from the combination of our Chairman/CEO roles. Our current Chairman and CEO has an in-depth knowledge of ExxonMobil and its integrated, multinational operations, as well as the evolving energy industry supply and demand fundamentals. This solid foundation was built through more than 27 years of successful experience in our company, in progressively more

Glass Lewis

May 13, 2020

senior positions, including domestic and international responsibilities. In addition, having a combined Chairman/CEO role helps ensure that the items of greatest importance for the business are brought to our Board’s attention, and as new issues evolve within the business, our combined Chairman/CEO is positioned well to raise those issues with the Board. Finally, this structure is also in-line with peers, as only approximately 34% of S&P 500 companies have a chairman that meets the New York Stock Exchange rules for independence, according to the 2019 Spencer Stuart Board Index.

We agree with Glass Lewis regarding the importance of a strong, independent Board to represent the interests of shareholders in providing effective oversight of management, including the CEO; ExxonMobil ensures this robust oversight with a Board that is 90% independent, and a strong Lead Director with broad authorities. In fact, in response to valuable shareholder feedback, the ExxonMobil Board this year expanded the role of Lead Director. Our Lead Director has all the authorities of the former Presiding Director, including calling, chairing and setting the agenda for executive sessions of the independent directors; chairing Board meetings in the absence of the Chairman; reviewing and approving the schedule and agenda for all Board meetings in consultation with the Chairman; and engaging with shareholders. But our Lead Director is also empowered with additional oversight authorities, including leading the annual performance evaluation of the Board; serving as the Chair of the Board Affairs Committee; providing comments and suggestions to the Board on Board committee structure, operations, and appointment; and importantly, working with the Compensation Committee, overseeing the annual evaluation of the CEO, communicating resulting feedback to the CEO, and reviewing CEO succession plans. The full list of authorities of our Lead Director can be found on page 9 of our Proxy Statement. With the significant benefit of a combined Chairman/CEO at ExxonMobil, and the robust oversight of our overwhelmingly independent Board, led by our Lead Director with strong authorities, shareholders should vote Against the Independent Chair proposal.

Report on Risks of Petrochemical Investments:

ExxonMobil has extensive experience operating in a wide range of challenging physical environments around the globe, including more than a hundred years of operating experience in the Gulf Coast. The process of selecting locations for the Company’s petrochemical operations (including any expansions of such operations or investments therein) is highly complex and depends on numerous factors that must be analyzed and balanced by management, including financial and operating considerations, in addition to a broad array of risks (generally including strategic, reputational, financial, operations, compliance, and safety, health and environmental risks). Specific to physical risks, the Company has disclosed on pages 32-34 of the 2020 Energy & Carbon Summary that the facilities are designed, constructed and operated to withstand a variety of extreme climatic and other conditions, with safety factors built to cover a number of engineering uncertainties, including those associated with wave, wind, and current intensity, marine ice floe patterns, permafrost stability, storm surge, flooding, magnitude, temperature extremes, extreme rainfall events, and earthquakes.

ExxonMobil onshore gulf coast sites use local codes and U.S. standards for design. New projects and retrofits involving new structures both use the same, up-to-date, design parameters based on American Society of Civil Engineers (ASCE) 7. ASCE 7, Minimum Design Loads and Associated Criteria for Buildings and Other Structures is the standard for civil/structural design loads. The design loads contained in ASCE 7 are based on in-depth analysis of historical flood, tsunami, rain, earthquakes and wind (hurricanes) events. Based on these loads, use of the building, and safety factors, the calculated annual probability of failure of a structure can vary from a 1 in 80,000 to a 1 in 33,000 year event. ExxonMobil will also make adjustments to utilize more conservative design criteria based on a case-by-case internal assessment of risk.

Glass Lewis

May 13, 2020

The ability to mitigate the adverse impacts of extreme events depends in part upon the effectiveness of the Company’s robust facility engineering, as well as the Company’s rigorous disaster preparedness and response and business continuity planning. Consistent with the Emergency Planning & Right to Know Act (EPCRA), the support structure and content of the preparedness response plans are developed and tested jointly with the Local Emergency Planning Commission (LEPC). Our petrochemical facilities work closely with the local authorities to help ensure that the response and continuity plans are robust and effective to address the range of physical risks, enhancing mitigations consistent with lessons from incidents including extreme weather events, over the life of the asset. Our incident reporting and management of these events are also aligned with the local agencies’ expectations and regulations, including responding to community needs during such events through our active participation on local incident command and national response teams.

The Gulf Coast Growth Venture (GCGV) is a recent example of a new build gulf coast project that is complying with both San Patricio county local requirements as well as national standards (ASCE 7). Storm water handling for GCGV is an example of a local requirement controlling design where there are basins on site that have been designed to retain the excess storm water until the existing county system can handle the flow. The GCGV representatives have held hundreds of outreach meetings with local organizations, chambers, governments, civic groups and neighborhoods. The design, construction and operations of petrochemical facilities in Texas are highly regulated and enforced by the Texas Commission on Environmental Quality (TCEQ). The GCGV completed the TCEQ permitting process in June 2019. For more information on the permitting process, visit TCEQ’s website. We continue to engage with the community and government agencies to address any ongoing concerns and feedback.

In light of the strong risk management framework in place and the broad disclosure already available, shareholders should vote Against the Report on Risks of Petrochemical Investments proposal.

Report on Political Contributions and Report on Lobbying:

With regard to Item 8 (Report on Political Contributions) and Item 9 (Report on Lobbying) we have responded to shareholder feedback over the past year and have added enhanced clarity to our public disclosures concerning the Company’s oversight of lobbying and political contributions through our proxy and on our website. These enhancements include articulating in the proxy how our lobbying and political engagements are addressed as part of the Board’s oversight of the Company’s risk framework, which includes potential reputational risk. The Company follows a strict internal review and oversight process to ensure its public policy positions are aligned with lobbying activities. In addition, political contributions require approval by the Chairman as directed by the Company’s Political Activities Guidelines. We have also updated our website (https:// corporate.exxonmobil.com/Company/Policy/Political-contributions-and-lobbying) to include information on the process and oversight of our lobbying and political activities. This includes a description of how each year the Company’s political contributions and lobbying expenditures are presented to the full Board, along with the Board’s Public Issues and Contributions Committee (PICC), which is comprised entirely of independent Directors. Additionally, reviews of the Company’s key issues are conducted by the Management Committee several times per year as part of a regular oversight process. We also publicly provide our positions on key issues important to the company and grassroots lobbying communications on our website and on our Exxchange advocacy portal (Exxchange.com).

Glass Lewis

May 13, 2020

We believe that disclosure requirements outlined by federal and state laws are both adequate and equitable, in that they require the same level of disclosure from all participants in the political process. We also believe that federal, state and local governments are the appropriate recipients of the request for reform. ExxonMobil complies with all federal and state regulations and reports its lobbying and political contributions as required by appropriate entities. Those reports are available to the public on our website listed above. The total figure reported in ExxonMobil’s public Lobbying Disclosure Act filings includes expenses associated with the costs of employee federal lobbying, as well as those portions of payments to trade associations, coalitions and think tanks that are spent on federal lobbying. The Company’s contributions to trade associations and other organizations do not constitute an endorsement of every public policy position or point of view expressed by a recipient organization. As is true of all nonprofit groups the Company supports, an annual evaluation of the merits of each organization is conducted, and the Company reserves the right to initiate, sustain, or withdraw support at any time.

Given the rigorous management processes, and thorough Board oversight, in place, as well as the responsiveness to shareholder input with newly enhanced disclosures available, shareholders should vote Against both the Report on Political Contributions and Report on Lobbying proposals.

Advisory Vote to Approve Executive Compensation:

We appreciate the ongoing engagement with Glass Lewis during the off-season which enables a constructive dialogue on the design basis of our compensation program and informs enhancements to our disclosure. Specific to the current Glass Lewis proxy report, we note a change in the methodology used to define peer groups used for compensation analyses.

As disclosed in our 2020 Proxy Statement, we believe an assessment of business performance is most relevant if compared against companies of similar scale and complexity, who operate within the same industry. These include Chevron, Royal Dutch Shell, Total, and BP. Cross-industry comparisons would not recognize the counter-cyclical aspects of different industries, particularly when those industries are affected in substantially different ways by changes in commodity prices.

In terms of benchmarking compensation, in the absence of a sufficiently large number of peers with similar scale and complexity, we have selected a suite of large U.S.-based companies with international operations, that have large scale and complexity in capital–intensive industries, and proven sustainability over time. For a list of the companies, see the 2020 Proxy Statement (page 48).

We note several companies in the country and industry peer group whom we would not see as peers per the above criteria. Examples include Berkshire Hathaway, WalMart, UnitedHealth Group, Home Depot, Walt Disney Company, Kinder Morgan, Inc., ONEOK, Inc., and The Williams Companies, Inc.

Thank you again for this opportunity to provide input into the Glass Lewis process. We welcome engagement from our shareholders and Glass Lewis at any time.

Sincerely,